Exhibit 99.1

Moody's Corporation Reports Results for Second Quarter 2017

  2Q17 revenue of $1.0 billion up 8% from 2Q16
  2Q17 operating income of $457.5 million up 12% from 2Q16
  2Q17 diluted EPS of $1.61 up 24% from 2Q16; adjusted diluted EPS of $1.51 up 16%(1)
  FY 2017 diluted EPS guidance range is now $5.69 to $5.84; adjusted diluted EPS guidance range is now $5.35 to $5.50; both ranges exclude Bureau van Dijk’s projected financial results as the acquisition has not yet closed

NEW YORK--(BUSINESS WIRE)--July 21, 2017--Moody’s Corporation (NYSE: MCO) today announced results for the second quarter of 2017 and provided its current outlook for full year 2017.

“In the second quarter, Moody’s recorded $1.0 billion in quarterly revenue, as well as double-digit EPS growth,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “Given the strength of the first half and a supportive market environment, we are raising our full year 2017 diluted EPS and adjusted diluted EPS guidance ranges to $5.69 to $5.84 and $5.35 to $5.50, respectively.”

Mr. McDaniel added, “We continue to expect our previously announced acquisition of Bureau van Dijk to close in the third quarter of 2017 and look forward to further extending Moody’s position as a leader in risk data and analytical insight.”

SECOND QUARTER 2017 HIGHLIGHTS

Moody’s Corporation reported record revenue of $1.0 billion for the three months ended June 30, 2017, up 8% from the same period of 2016.

Operating expense totaled $543.0 million, up 5% from the same period in 2016. Operating income was $457.5 million, up 12% from the prior-year period, and adjusted operating income (operating income before depreciation, amortization and expenses associated with the pending acquisition of Bureau van Dijk, referred to as “Acquisition-Related Expenses”) was $497.0 million, up 13%. The operating margin for the second quarter was 45.7% and the adjusted operating margin was 49.7%.

Diluted EPS of $1.61 was up 24% from the second quarter of 2016 and adjusted diluted EPS of $1.51 was up 16%. Second quarter 2017 adjusted diluted EPS excludes a $0.13 unrealized gain on a foreign currency collar to economically hedge the Bureau van Dijk euro-denominated purchase price (the “Purchase Price Hedge Gain”) and $0.03 of Acquisition-Related Expenses.

MCO SECOND QUARTER 2017 REVENUE UP 8%

Moody’s Corporation reported global revenue of $1.0 billion for the second quarter of 2017, up 8% from the second quarter of 2016.

U.S. revenue was $567.8 million, up 4%, and non-U.S. revenue was $432.7 million, up 13%. Revenue generated outside the U.S. constituted 43% of total revenue, up from 41% in the prior-year period. The impact of foreign currency translation was negligible.

MIS Second Quarter Revenue Up 10%

Global revenue for Moody’s Investors Service (MIS) for the second quarter of 2017 was $686.7 million, up 10% from the prior-year period. U.S. revenue was $412.4 million, up 3%, and non-U.S. revenue was $274.3 million, up 21%. The impact of foreign currency translation was negligible.

Corporate finance revenue was $355.8 million, up 17% from the prior-year period. This result reflected a favorable mix within each of U.S. leveraged finance issuance and EMEA investment grade issuance, as well as strong growth in EMEA bank loan issuance and Asian bond issuance. U.S. and non-U.S. corporate finance revenues were up 6% and 40%, respectively.

Structured finance revenue totaled $119.2 million, up 7% from the prior-year period, primarily driven by the continued strength of U.S. CLO issuance. U.S. structured finance revenue was up 12%, while non-U.S. revenue was down 3%.

Financial institutions revenue was $102.4 million, up 14% compared to the prior-year period. This result was largely driven by an increase in issuance from infrequent issuers in EMEA. U.S. and non-U.S. financial institutions revenues were up 8% and 20%, respectively.

Public, project and infrastructure finance revenue was $104.7 million, down 7% from the prior-year period. This result was primarily driven by a decline in U.S. issuance and a change in mix of European infrastructure issuance. The revenue decline was partially offset by strong growth in infrastructure issuance in Asia. U.S. public, project and infrastructure finance revenue was down 12%, while non-U.S. revenue was up 4%.

MA Second Quarter Revenue Up 3.5%

Global revenue for Moody’s Analytics (MA) for the second quarter 2017 was $313.8 million, up 3.5% from the second quarter of 2016. U.S. revenue was $155.4 million, up 6%, and non-U.S. revenue was $158.4 million, up 1%. The impact of foreign currency translation was negligible.

Revenue from research, data and analytics (RD&A) was $180.9 million, up 7% from the prior-year period. This result was primarily driven by strength in sales of credit research and ratings data feeds. U.S. and non-U.S. RD&A revenues were up 6% and 10%, respectively.

Enterprise risk solutions (ERS) revenue of $97.3 million was flat to the second quarter of 2016 primarily due to the timing of revenue recognition for customer projects, many of which are expected to complete in the second half of the year. U.S. ERS revenue was up 7%, while non-U.S. revenue was down 5%.

Revenue from professional services of $35.6 million was down 5% from the prior-year period. U.S. professional services revenue was up 6%, while non-U.S. revenue was down 10%.

SECOND QUARTER 2017 OPERATING EXPENSE UP 5%

Second quarter 2017 operating expense for Moody’s Corporation was $543.0 million, up 5% from the prior-year period. The increase was primarily attributable to annual salary increases, higher accruals for incentive compensation and the Acquisition-Related Expenses, partially offset by a decline in non-compensation expenses and a favorable foreign currency translation impact of 2%.

Operating income was $457.5 million, up 12% from the prior-year period. Foreign currency translation favorably impacted operating income by 1%. Adjusted operating income of $497.0 million was up 13% from the prior-year period. Operating margin was 45.7%, up from 44.2%. Adjusted operating margin was 49.7%, up from 47.5%.

Moody’s effective tax rate for the second quarter of 2017 was 32.1%, up from 31.9% in the prior-year period.

FIRST HALF 2017 REVENUE UP 13%

For Moody’s Corporation overall, global revenue was $1,975.7 million for the first half of 2017, up 13% from the first half of 2016. U.S. revenue was $1,145.6 million, up 12%, while non-U.S. revenue was $830.1 million, up 15% from the prior-year period. The impact of foreign currency translation was negligible.

MIS revenue totaled $1,354.9 million for the first half of 2017, up 18% from the prior-year period. U.S. revenue was $834.9 million, up 14%. Non-U.S. revenue was $520.0 million, up 25%, and represented 38% of MIS revenue, up from 36% in the first half of 2016.

MA revenue totaled $620.8 million for the first half of 2017, up 4% from the prior-year period. U.S. revenue of $310.7 million was up 7%. Non-U.S. revenue was $310.1 million, up 2%, and represented 50% of MA revenue, down from 51% in the first half of 2016.

FIRST HALF 2017 OPERATING EXPENSE UP 4%

Operating expense for Moody’s Corporation in the first half of 2017 was $1,074.8 million, up 4% from the prior-year period. Foreign currency translation favorably impacted expense by 2%.

Operating income was $900.9 million, up 26% from the first half of 2016. Foreign currency translation favorably impacted operating income by 1%. Adjusted operating income of $972.9 million was up 25% from the prior-year period. Moody’s reported operating margin was 45.6% and its adjusted operating margin was 49.2%.

The effective tax rate for the first half of 2017 was 27.8%, down from 32.1% in the prior-year period, primarily due to a first quarter non-cash, non-taxable gain from a strategic realignment and expansion involving Moody’s Chinese affiliate China Cheng Xin International Credit Rating Co. Ltd. (the “CCXI Gain”) and a tax benefit from the adoption of the new accounting standard for equity compensation ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting.”

Diluted EPS of $3.39 for the first half of 2017 was up 51% compared to the same period in 2016. Adjusted diluted EPS of $2.99 for the first half of 2017 was up 33% from the same period in 2016. First half 2017 adjusted diluted EPS excludes the $0.31 per share CCXI Gain, the $0.13 per share Purchase Price Hedge Gain and $0.04 per share of Acquisition-Related Expenses.

2017 CAPITAL ALLOCATION AND LIQUIDITY

$152.1 Million Returned to Shareholders in Second Quarter

During the second quarter of 2017, Moody’s repurchased 0.7 million shares at a total cost of $79.5 million, or an average cost of $115.35 per share, and issued 0.4 million shares as part of its employee stock-based compensation plans. Moody’s also returned $72.6 million to its shareholders via dividend payments during the second quarter of 2017.

Over the first half of 2017, Moody’s repurchased 1.2 million shares at a total cost of $134.5 million, or an average cost of $114.06 per share, and issued 1.9 million shares as part of its employee stock-based compensation plans. Moody’s also returned $145.2 million to its shareholders via dividend payments during the first half of 2017.

Outstanding shares as of June 30, 2017 totaled 191.0 million, down 1% from June 30, 2016. As of June 30, 2017, Moody’s had $0.6 billion of share repurchase authority remaining.

As part of Moody’s financing of the pending acquisition of Bureau van Dijk, in June 2017, Moody’s issued $1.0 billion of notes consisting of $500.0 million of 2.625% senior unsecured notes due 2023 and $500.0 million of 3.250% senior unsecured notes due 2028. At quarter-end, Moody’s had $4.9 billion of outstanding debt and $1.5 billion of additional debt capacity available under its revolving credit facility and undrawn term loan.

Total cash, cash equivalents and short-term investments at quarter-end were $3.4 billion, up 51% from December 31, 2016, primarily reflecting the financing for the pending acquisition of Bureau van Dijk. Cash flow from operations for the first half of 2017 was $(47.7) million, a decline from $546.4 million in the first half of 2016. Free cash flow for the first half of 2017 was $(90.5) million, a decline from $492.1 million in the first half of 2016. These declines in cash flow were due to payments the Company made in the first quarter of 2017 pursuant to its 2016 settlement with the Department of Justice and various states attorneys general.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2017

Moody’s outlook for 2017 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. The Company’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, the Company’s forecast reflects exchange rates for the British pound (£) of $1.30 to £1 and for the euro (€) of $1.14 to €1.

Certain components of Moody’s 2017 guidance have been modified to reflect the company’s current view of business conditions. This guidance does not include estimates of Bureau van Dijk’s financial results as the acquisition has not yet closed.

Full year 2017 diluted EPS is now expected to be $5.69 to $5.84 which includes the CCXI Gain, the Purchase Price Hedge Gain and Acquisition-Related Expenses. Excluding these items, full year 2017 adjusted diluted EPS is now expected to be $5.35 to $5.50. Please refer to Table 11 – 2017 Outlook for a reconciliation of diluted EPS to adjusted diluted EPS. Both ranges include an estimated $0.16 per share tax benefit due to the adoption of the new accounting standard for equity compensation as well as an estimated $0.14 per share impact from the financing expenses related to the pending acquisition of Bureau van Dijk and a reduction of share repurchase activity as a consequence of financing the acquisition.

Moody’s now projects an adjusted operating margin of approximately 47%.

Moody’s now expects revenue to increase in the high-single-digit percent range.

For MIS, Moody’s now expects revenue to increase in the high-single-digit-percent range. U.S. revenue is still expected to increase in the mid-single-digit percent range, while non-U.S. revenue is now expected to increase in the low-teens percent range.

Corporate finance revenue is now expected to increase in the low-teens percent range. Financial institutions revenue is now expected to increase in the high-single-digit percent range.

For MA, Moody’s now expects revenue to increase in the high-single-digit-percent range. U.S. revenue is now expected to increase in the mid-single-digit percent range and non-U.S. revenue is now expected to increase in the low-double digit percent range.

RD&A revenue is now expected to increase in the low-double-digit percent range.

A full summary of Moody’s guidance as of July 21, 2017, is included in Table 11 – 2017 Outlook at the end of this press release.

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(1) Refer to “Table 10 – Adjusted Net Income and Diluted Earnings per Share Attributable to Moody’s Common Shareholders,” for reconciliation of this measure to its comparable GAAP measure.

CONFERENCE CALL

Moody’s will hold a conference call to discuss its second quarter 2017 results and its current 2017 outlook on July 21, 2017, at 11:30 a.m. ET. Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. ET. The passcode for the call is 6159765.

The teleconference will also be webcast with an accompanying slide presentation, which can be accessed through Moody's Investor Relations website, ir.moodys.com, under “Featured Events and Presentations”. The webcast will be available until 3:30 p.m. Eastern Time on August 19, 2017.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, July 21, 2017 until 3:30 p.m. Eastern Time, August 19, 2017. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 6159765.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.6 billion in 2016, employs approximately 10,600 people worldwide and maintains a presence in 36 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. The forward-looking statements in this release are made as of the date hereof, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, world-wide credit market disruptions or an economic slowdown, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to the U.K.’s referendum vote whereby the U.K. citizens voted to withdraw from the EU; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting world-wide credit markets, international trade and economic policy; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. Other factors, risks and uncertainties relating to our pending acquisition of Bureau van Dijk could cause our actual results to differ, perhaps materially, from those indicated by these forward-looking statements, including the ability of the parties to successfully complete the proposed acquisition on anticipated terms and timing, or at all; risks relating to the integration of Bureau van Dijk’s operations, products and employees into Moody’s and the possibility that anticipated synergies and other benefits of the proposed acquisition will not be realized in the amounts anticipated or will not be realized within the expected timeframe; risks that the proposed acquisition could have an adverse effect on the business of Bureau van Dijk or its prospects, including, without limitation, on relationships with venders, suppliers or customers; claims made, from time to time, by venders, suppliers or customers; changes in the European or global marketplaces that have an adverse effect on the business of Bureau van Dijk; and other factors, risks and uncertainties relating to the transaction as set forth under the caption “‘Safe Harbor’ Statement under the Private Securities Litigation Reform Act of 1995 ” in Moody’s report on Form 8-K filed on May 15, 2017, which are incorporated by reference herein. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2016, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2017	2016	2017	2016
Amounts in millions, except per share amounts

Revenue	$1,000.5	$928.9	$1,975.7	$1,745.0

Expenses:
Operating	285.8	258.9	563.2	508.1
Selling, general and administrative	217.7	228.6	439.6	461.5
Depreciation and amortization	32.9	31.2	65.4	61.1
Acquisition-Related Expenses	6.6	-	6.6	-
Total expenses	543.0	518.7	1,074.8	1,030.7

Operating income	457.5	410.2	900.9	714.3
Non-operating (expense) income, net
Interest expense, net	(45.0)	(34.3)	(87.4)	(68.4)
Other non-operating income (expense), net	8.3	3.0	(1.1)	8.6
CCXI Gain	-	-	59.7	-
Purchase Price Hedge Gain	41.2	-	41.2	-
Total non-operating income (expense), net	4.5	(31.3)	12.4	(59.8)
Income before provision for income taxes	462.0	378.9	913.3	654.5
Provision for income taxes	148.4	120.8	253.8	209.8
Net income	313.6	258.1	659.5	444.7
Less: net income attributable to noncontrolling interests	1.4	2.6	1.7	4.8
Net income attributable to Moody's Corporation	$312.2	$255.5	$657.8	$439.9

Earnings per share attributable to Moody's common shareholders
Basic	$1.63	$1.32	$3.44	$2.27
Diluted	$1.61	$1.30	$3.39	$2.24

Weighted average number of shares outstanding
Basic	191.0	193.4	191.1	194.2
Diluted	193.8	195.8	194.1	196.8

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

Amounts in millions	2017	2016	2017	2016

Moody's Investors Service
Corporate Finance	$355.8	$304.9	$708.6	$545.2
Structured Finance	119.2	111.5	219.4	202.1
Financial Institutions	102.4	89.7	214.7	184.6
Public, Project and Infrastructure Finance	104.7	112.3	202.8	203.8
MIS Other	4.6	7.3	9.4	15.1
Intersegment royalty	27.0	24.6	53.0	48.6
Sub-total MIS	713.7	650.3	1,407.9	1,199.4
Eliminations	(27.0)	(24.6)	(53.0)	(48.6)
Total MIS revenue	686.7	625.7	1,354.9	1,150.8

Moody's Analytics
Research, Data and Analytics	180.9	168.3	356.3	333.2
Enterprise Risk Solutions	97.3	97.5	193.2	187.0
Professional Services	35.6	37.4	71.3	74.0
Intersegment revenue	3.8	2.8	7.5	5.6
Sub-total MA	317.6	306.0	628.3	599.8
Eliminations	(3.8)	(2.8)	(7.5)	(5.6)
Total MA revenue	313.8	303.2	620.8	594.2

Total Moody's Corporation revenue	$1,000.5	$928.9	$1,975.7	$1,745.0

Moody's Corporation revenue by geographic area

United States	$567.8	$545.9	$1,145.6	$1,025.9
International	432.7	383.0	830.1	719.1

	$1,000.5	$928.9	$1,975.7	$1,745.0

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	June 30,	December 31,
	2017	2016
Amounts in millions

Cash and cash equivalents	$3,280.9	$2,051.5
Short-term investments	86.3	173.4
Total current assets	4,559.1	3,253.1
Non-current assets	1,977.2	2,074.2
Total assets	6,536.3	5,327.3
Total current liabilities (1,2)	1,237.2	2,428.2
Total debt (3)	4,887.1	3,363.0
Other long-term liabilities	879.5	863.4
Total shareholders' (deficit)	(467.5)	(1,027.3)
Total liabilities and shareholders' (deficit)	6,536.3	5,327.3

Actual number of shares outstanding	191.0	190.7

(1) The 2016 amount includes an $863.8 million accrued settlement charge related to the agreement with the U.S. Department of Justice and 21 U.S. states and the District of Columbia to resolve pending and potential civil claims related to credit ratings that MIS assigned to certain structured finance instruments in the financial crisis era. This settlement charge was paid by the Company in the first quarter of 2017.
(2) The 2016 amount includes $300 million of debt classified as a current liability as it was set to mature in September 2017. The Company prepaid this debt in the first quarter of 2017.
(3) Includes debt classified in both current liabilities and long-term debt.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

	June 30, 2017
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swap	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$5.6	$(1.2)	$(1.4)	$503.0
4.50% 2012 Senior Notes, due 2022	500.0	0.1	(2.2)	(1.9)	496.0
4.875% 2013 Senior Notes, due 2024	500.0	-	(1.9)	(2.5)	495.6
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	0.6	(0.3)	(1.4)	448.9
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(5.8)	597.5
1.75% 2015 Senior Notes, due 2027	570.3	-	-	(3.6)	566.7
2.75% 2017 Senior Notes, due 2021	500.0	-	(1.4)	(3.7)	494.9
2017 Floating Rate Senior Notes, due 2018	300.0	-	-	(1.0)	299.0
2.625% 2017 Private Placement Notes, due 2023	500.0	-	(1.2)	(3.8)	495.0
3.25% 2017 Private Placement Notes, due 2028	500.0	-	(5.4)	(4.1)	490.5
Total long-term debt	$4,920.3	$6.3	$(10.3)	$(29.2)	$4,887.1

	December 31, 2016
	Principal Amount	Fair Value of Interest Rate Swap	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
6.06% Series 2007-1 Notes due 2017	$300.0	$-	$-	$-	$300.0
5.50% 2010 Senior Notes, due 2020	500.0	5.5	(1.3)	(1.6)	502.6
4.50% 2012 Senior Notes, due 2022	500.0	(0.2)	(2.4)	(2.1)	495.3
4.875% 2013 Senior Notes, due 2024	500.0	-	(2.1)	(2.7)	495.2
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	0.9	(0.4)	(1.7)	448.8
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(5.9)	597.4
1.75% 2015 Senior Notes, due 2027	527.4	-	-	(3.7)	523.7
Total debt	$3,377.4	$6.2	$(2.9)	$(17.7)	$3,363.0
Current portion					(300.0)
Total long-term debt					$3,063.0

Table 5 - Non-Operating (Expense) Income, Net

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2017	2016	2017	2016
Amounts in millions

Interest:
Expense on borrowings (1)	$(46.4)	$(35.4)	$(91.1)	$(70.0)
Income	4.6	2.8	8.7	5.7
UTPs and other tax related liabilities	(3.4)	(1.7)	(5.5)	(4.5)
Interest Capitalized	0.2	-	0.5	0.4
Total interest expense, net	$(45.0)	$(34.3)	$(87.4)	$(68.4)
Other non-operating (expense) income, net:
FX gain (loss)	$3.8	$0.8	$(5.8)	$4.8
Joint venture income	4.0	3.0	5.0	4.9
Other	0.5	(0.8)	(0.3)	(1.1)
Other non-operating (expense) income, net	8.3	3.0	(1.1)	8.6
CCXI Gain (2)	-	-	59.7	-
Purchase Price Hedge Gain (3)	41.2	-	41.2	-
Total non-operating (expense) income, net	$4.5	$(31.3)	$12.4	$(59.8)

(1) The three and six month periods ending June 30, 2017 reflect interest and fees on $1 billion in notes issued and an undrawn bridge loan facility to fund the acquisition of Bureau van Dijk. Additionally, the three and six month periods ending June 30, 2017 reflect interest on the $800 million in notes issued to fund a settlement with the U.S. Department of Justice and various state attorneys general and the repayment of the Series 2007-1 Notes. The six month period ended June 30, 2017 includes a $7 million early repayment penalty on the Series 2007-1 Notes.

(2) Reflects the non-cash, non-taxable gain from a strategic realignment and expansion involving Moody's China affiliate, China Cheng Xin International Credit Rating Co. Ltd.
(3) Reflects an unrealized gain on a foreign currency collar to economically hedge the Bureau van Dijk euro-denominated purchase price.

Table 6 - Financial Information by Segment

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization and Acquisition-Related Expenses.

Amounts in millions	Three Months Ended June 30,
	2017				2016
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$713.7	$317.6	$(30.8)	$1,000.5	$650.3	$306.0	$(27.4)	$928.9
Operating, selling, general and administrative expense	291.4	242.9	(30.8)	503.5	281.3	233.6	(27.4)	487.5

Adjusted operating income	422.3	74.7	-	497.0	369.0	72.4	-	441.4

Acquisition-Related Expenses	-	6.6	-	6.6	-	-	-	-
Depreciation and amortization	18.9	14.0	-	32.9	18.2	13.0	-	31.2
Operating income	$403.4	$54.1	$-	$457.5	$350.8	$59.4	$-	$410.2
Adjusted operating margin	59.2%	23.5%		49.7%	56.7%	23.7%		47.5%
Operating margin	56.5%	17.0%		45.7%	53.9%	19.4%		44.2%

	Six Months Ended June 30,
	2017				2016
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$1,407.9	$628.3	$(60.5)	$1,975.7	$1,199.4	$599.8	$(54.2)	$1,745.0
Operating, selling, general and administrative expense	579.7	483.6	(60.5)	1,002.8	559.9	463.9	(54.2)	969.6

Adjusted operating income	828.2	144.7	-	972.9	639.5	135.9	-	775.4

Acquisition-Related Expenses	-	6.6	-	6.6	-	-	-	-
Depreciation and amortization	37.8	27.6	-	65.4	35.7	25.4	-	61.1
Operating income	$790.4	$110.5	$-	$900.9	$603.8	$110.5	$-	$714.3
Adjusted operating margin	58.8%	23.0%		49.2%	53.3%	22.7%		44.4%
Operating margin	56.1%	17.6%		45.6%	50.3%	18.4%		40.9%

Table 7 - Transaction and Relationship Revenue

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription based revenues. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and analytical and research engagements.

	Three Months Ended June 30,
Amounts in millions	2017			2016
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$262.5	$93.3	$355.8	$215.6	$89.3	$304.9
	74%	26%	100%	71%	29%	100%
Structured Finance	$75.2	$44.0	$119.2	$68.0	$43.5	$111.5
	63%	37%	100%	61%	39%	100%
Financial Institutions	$43.9	$58.5	$102.4	$29.8	$59.9	$89.7
	43%	57%	100%	33%	67%	100%
Public, Project and Infrastructure Finance	$67.2	$37.5	$104.7	$73.2	$39.1	$112.3
	64%	36%	100%	65%	35%	100%
MIS Other	$0.3	$4.3	$4.6	$2.7	$4.6	$7.3
	7%	93%	100%	37%	63%	100%
Total MIS	$449.1	$237.6	$686.7	$389.3	$236.4	$625.7
	65%	35%	100%	62%	38%	100%
Moody's Analytics	$62.8	$251.0	$313.8	$72.8	$230.4	$303.2
	20%	80%	100%	24%	76%	100%
Total Moody's Corporation	$511.9	$488.6	$1,000.5	$462.1	$466.8	$928.9
	51%	49%	100%	50%	50%	100%

	Six Months Ended June 30,
	2017			2016
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$523.1	$185.5	$708.6	$366.6	$178.6	$545.2
	74%	26%	100%	67%	33%	100%
Structured Finance	$132.7	$86.7	$219.4	$117.8	$84.3	$202.1
	60%	40%	100%	58%	42%	100%
Financial Institutions	$97.3	$117.4	$214.7	$66.8	$117.8	$184.6
	45%	55%	100%	36%	64%	100%
Public, Project and Infrastructure Finance	$126.4	$76.4	$202.8	$127.0	$76.8	$203.8
	62%	38%	100%	62%	38%	100%
MIS Other	$0.6	$8.8	$9.4	$5.6	$9.5	$15.1
	6%	94%	100%	37%	63%	100%
Total MIS	$880.1	$474.8	$1,354.9	$683.8	$467.0	$1,150.8
	65%	35%	100%	59%	41%	100%
Moody's Analytics	$127.4	$493.4	$620.8	$142.1	$452.1	$594.2
	21%	79%	100%	24%	76%	100%
Total Moody's Corporation	$1,007.5	$968.2	$1,975.7	$825.9	$919.1	$1,745.0
	51%	49%	100%	47%	53%	100%

Adjusted Operating Income and Adjusted Operating Margin:

The Company presents Adjusted Operating Income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s. Adjusted Operating Income excludes depreciation and amortization and Acquisition-Related Expenses. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the pending acquisition of Bureau van Dijk. Depreciation and amortization are excluded because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. Acquisition-Related Expenses are excluded due to the material nature of these expenses which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort. Acquisition related expenses from previous acquisitions were not material. Management believes that the exclusion of depreciation and amortization and Acquisition-Related Expenses, detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

Table 8 - Adjusted Operating Income and Adjusted Operating Margin

	Three Months Ended June 30,		Six Months Ended June 30,
Amounts in millions	2017	2016	2017	2016
Operating income	$457.5	$410.2	$900.9	$714.3
Depreciation & amortization	32.9	31.2	65.4	61.1
Acquisition-Related Expenses	6.6	-	6.6	-
Adjusted operating income	$497.0	$441.4	$972.9	$775.4
Operating margin	45.7%	44.2%	45.6%	40.9%
Adjusted operating margin	49.7%	47.5%	49.2%	44.4%

Table 9 - Free Cash Flow:

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Six Months Ended June 30,
Amounts in millions	2017	2016
Net cash flows (used in) provided by operating activities	$(47.7)	$546.4
Capital additions	(42.8)	(54.3)
Free cash flow	$(90.5)	$492.1
Net cash provided by (used in) investing activities	$39.9	$(7.3)
Net cash provided by (used in) financing activities	$1,177.6	$(640.4)

Table 10 - Adjusted Net Income and Diluted Earnings per Share Attributable to Moody's Common Shareholders

The Company presents this adjusted measure to exclude the CCXI Gain and the Purchase Price Hedge Gain as the frequency and magnitude of similar transactions may vary widely across periods. Additionally, the Company excludes Acquisition-Related Expenses due to the material nature of these expenses which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort. Acquisition-Related Expenses from previous acquisitions were not material. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the pending acquisition of Bureau van Dijk. This measure allows for an additional perspective when comparing Moody’s net income and diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

Amounts in millions	Three months ended June 30,				Six months ended June 30,
	2017		2016		2017		2016
Net income attributable to Moody's common shareholders		$312.2		$255.5		$657.8		$439.9
CCXI Gain		-		-		(59.7)		-
Acquisition-Related Expenses (1)		6.6		-		6.6		-

Pre-Tax Purchase Price Hedge Gain	$(41.2)		$-		$(41.2)		$-
Tax on Purchase Price Hedge Gain	15.9		-		15.9		-
Net Purchase Price Hedge Gain		(25.3)				(25.3)		-
Adjusted net income attributable to Moody's common shareholders		$293.5		$255.5		$579.4		$439.9

	Three months ended June 30,				Six months ended June 30,
	2017		2016		2017		2016
Diluted EPS attributable to Moody's common shareholders		$1.61		$1.30		$3.39		$2.24
CCXI Gain		-		-		(0.31)		-
Acquisition-Related Expenses (1)		0.03		-		0.04		-

Pre-Tax Purchase Price Hedge Gain	$(0.21)		$-		$(0.21)		$-
Tax on Purchase Price Hedge Gain	0.08		-		0.08		-
Net Purchase Price Hedge Gain		(0.13)		-		(0.13)		-
Adjusted diluted EPS attributable to Moody's common shareholders		$1.51		$1.30		$2.99		$2.24

(1) These Acquisition-Related Expenses are not deductible for tax.

Table 11 - 2017 Outlook

Moody’s outlook for 2017 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.30 to £1 and for the euro (€) of $1.14 to €1. This guidance does not include revenue and operating expense estimates related to the pending acquisition of Bureau van Dijk.

Full-year 2017 Moody's Corporation guidance
MOODY'S CORPORATION	Current guidance	Last publicly disclosed guidance
Revenue	increase in the high-single-digit percent range	increase in the mid-single-digit percent range
Operating expense	decrease in the 25% to 30% range	NC
Adjusted operating expense (1)	increase in the mid-single-digit % range	NC
Depreciation & amortization	approximately $135 million	NC
Operating margin	approximately 43%	NC
Adjusted operating margin (1)	approximately 47%	Approximately 46%
Effective tax rate	approximately 30%	NC
Diluted EPS	$5.69 - $5.84	$5.46 - $5.61
Adjusted diluted EPS (1)	$5.35 - $5.50	$5.15 - $5.30
Capital expenditures	approximately $100 million	NC
Operating cash flow (2)	approximately $600 million	NC
Free cash flow (1,2)	approximately $500 million	NC
Share repurchases	approximately $200 million (subject to available cash, market conditions and other ongoing capital allocation decisions)	NC
Note: All last publicly disclosed guidance is as of May 5, 2017 with the exception of share repurchase which was as of May 15, 2017.
(1) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable GAAP measure.
(2) Includes payment of the settlement charge related to an agreement with the U.S. Department of Justice and the attorneys general of 21 U.S. states and the District of Columbia.

Table 11 Continued - 2017 Outlook

Full-year 2017 revenue guidance
MIS	Current guidance	Last publicly disclosed guidance
MIS global	increase in the high-single-digit percent range	increase in the mid-single-digit percent range
MIS U.S.	increase in the mid-single-digit percent range	NC
MIS non-U.S.	increase in the low-teens percent range	increase in the mid-single-digit percent range
CFG	increase in the low-teens percent range	increase in the mid-single-digit percent range
SFG	increase in the mid-single-digit percent range	NC
FIG	increase in the high-single-digit percent range	increase in the mid-single-digit percent range
PPIF	increase in the low-single-digit percent range	NC
MA
MA global	increase in the high-single-digit percent range	increase in the mid-single-digit percent range
MA U.S.	increase in the mid-single-digit percent range	increase in the low-single-digit percent range
MA non-U.S.	increase in the low-double-digit percent range	increase in the high-single-digit percent range
RD&A	increase in the low-double-digit percent range	increase in the high-single-digit percent range
ERS	increase in the mid-single-digit percent range	NC
PS	increase in the low-single-digit percent range	NC
NC- There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.
Note: All last publicly disclosed guidance is as of May 5, 2017 with the exception of share repurchase which was as of May 15, 2017.

Table 11 Continued - 2017 Outlook

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Projected for the Year Ended December 31, 2017
Operating expense guidance	Decrease in the 25% to 30% range
Impact of 2016 settlement and restructuring charges
Impact of 2017 Acquisition-Related Expenses
Adjusted operating expense guidance	Increase in the mid-single-digit percent range

Projected for the Year Ending December 31, 2017
Operating margin guidance	Approximately 43%
Depreciation and amortization	Approximately 3%
Acquisition-Related Expenses	Approximately 1%
Adjusted operating margin guidance	Approximately 47%

Projected for the Year Ending December 31, 2017
Net cash flows from operating activities guidance	Approximately $600 million
Capital expenditures guidance	Approximately $100 million
Free cash flow guidance	Approximately $500 million

Projected for the Year Ending December 31, 2017
Diluted EPS attributable to Moody's common shareholders - GAAP Guidance	$5.69 - 5.84
CCXI Gain	(0.31)
Pre-Tax Acquisition-Related Expenses	$0.11
Tax on Acquisition-Related Expenses (1)	(0.01)
Net Acquisition-Related Expenses	0.10
Pre-Tax Purchase Price Hedge Gain	(0.21)
Tax on Purchase Price Hedge Gain	0.08
Net Purchase Price Hedge Gain	(0.13)
Adjusted diluted EPS attributable to Moody's common shareholders - Guidance	$5.35 - 5.50

(1) Certain Acquisition-Related Expenses are not deductible for tax.

CONTACT:
Salli Schwartz
Global Head of Investor Relations and Communications
212.553.4862
sallilyn.schwartz@moodys.com
or
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com